                                                                  Exhibit 11.1


                      MACROVISION CORPORATION AND SUBSIDIARIES
             STATEMENT OF COMPUTATION OF NET EARNINGS (LOSS) PER SHARE
                        (In thousands, except per share data)
                                     (Unaudited)

                                                                 Three Months Ended            Nine Months Ended
                                                                    September 30,                 September 30,
                                                                 1997           1996           1997           1996
                                                              ---------      ----------     ----------     ----------
 Computation of earnings (loss) per share:
     Net income from continuing operations                    $  1,048         $  621       $  2,359        $   823
     Preferred stock dividends                                       -           (176)          (156)          (401)
                                                              ---------      ----------     ----------     ----------

     Adjusted net income (loss) from continuing operations       1,048            445          2,203            422
     Discontinued operations                                         -              -              -           (827)
                                                              ---------      ----------     ----------     ----------

     Earnings (loss) applicable to common stock               $  1,048         $  445       $  2,203        $  (405)
                                                              ---------      ----------     ----------     ----------
                                                              ---------      ----------     ----------     ----------

 Earnings (loss) per share:
     Continuing operations                                    $   0.14         $ 0.10       $   0.33        $  0.10
     Discontinued operations                                         -              -              -          (0.19)
                                                              ---------      ----------     ----------     ----------

       Net earnings (loss)                                    $   0.14         $ 0.10       $   0.33        $ (0.09)
                                                              ---------      ----------     ----------     ----------
                                                              ---------      ----------     ----------     ----------


 Weighted average common shares outstanding                      7,145          3,681          6,233          3,652

 Weighted average common equivalent shares from stock              530            432            484            454
     options calculated using the treasury stock method

 Common equivalent shares from common shares issued
     and stock options granted within twelve months of
     the initial public offering, included pursuant to Staff
     Accounting Bullentin No. 83                                     -            245              -            245
                                                              ---------      ----------     ----------     ----------

 Shares used to compute net earnings (loss) per share            7,675          4,358          6,717          4,351
                                                              ---------      ----------     ----------     ----------
                                                              ---------      ----------     ----------     ----------



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